SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☒           Soliciting Material Pursuant to section 240.14a-12

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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(1) Title of each class of securities to which transaction applies:
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August 1, 2007

To All Subsidiary Bank Directors,

       During the last twelve months, the management and the Board of Directors of Merchants and Manufacturers Bancorporation spent many hours planning for the future of our Company.  We had completed the first two phases of our plan to build a state-wide system of community banks and we were poised to continue the acquisition strategy.

During this planning process, two goals became critically important – enhance the value of our shareholders’ shares in Merchants sooner rather than later, and continue the market advantage of a community bank system with local management as we expand.

Accomplishing the final acquisition phase on our own became problematic.  Execution of the acquisitions necessary to show substantial value to shareholders would take a great deal of time and, even though the shareholders have been patient up to now, their patience will not last forever.

In addition, the general industry environment – increased competition and customer shifts to higher cost deposits and lower yielding loans – is causing continued compression of net interest margin.  The outlook of Small and Mid Cap public financial institutions for enhanced stock value is particularly affected by this compression because of their increased dependence on net interest income as compared to their Large Cap competition.

Alternative plans, at first glance, looked attractive, but the costs of restructuring and the historical loss of business associated with these plans, delay once again the enhancement of shareholder value.

It became evident that we needed a strong partner that could not only enhance shareholder value immediately, but have the necessary capacity to add to our product offerings, increase our marketing capabilities, allow us to serve a larger customer base through enhanced lending capacity, and facilitate our growth strategy.

The Board retained Stifel, Nicolaus & Company, Incorporated (Stifel), a nationally recognized investment banking firm, to assist us in evaluating the sale of Merchants.  Stifel made contact with 14 companies regarding the potential acquisition of Merchants.

The Board later engaged the services of another nationally recognized investment- banking firm, Keefe, Bruyette & Woods, Inc. (KBW) to further assist the Board in its deliberations.  The investment banking firms evaluated the per share consideration in the offer from Harris Bankcorp, Inc. (Harris) as compared to a strategic plan considered by the Board of Merchants for going forward as an independent entity. In addition, before we signed the merger agreement with Harris, Stifel and KBW, working separately, each delivered a written opinion that, based upon and subject to the factors and assumptions set forth in their respective opinions, the per share consideration in the merger of $37.30 is fair to our shareholders from a financial point of view.

After considering the strategic plan, the opinions of Stifel and KBW and various other factors, the Board determined that the proposed merger with Harris is in the best interest of our shareholders.

Therefore, on July 10th we announced an agreement to merge with a subsidiary of Harris for $37.30 per share payable in cash.  This price of $37.30 per share represents more than 32.4x our earnings for the twelve-month period ended March 31, 2007, 229% of our tangible book value as of March 31, 2007 and a market premium of 34% to the closing price of our common stock on July 9, 2007 (the last trading day prior to the public announcement of the transaction).

You may also be aware that Harris announced a pending acquisition of Ozaukee Bank on July 10th.  Since the announcement of both transactions there have been questions from our shareholders as to why the aggregate consideration for Ozaukee Bank is higher than for Merchants.  We believe the answer is that Ozaukee Bank has a higher level of earnings than Merchants.  The difference stems, in part, from our present position relative to our long term plan of building a state-wide centralized system of community banks.  After spending the last three years establishing a centralized system of operations and incurring substantial costs involved in such an endeavor, the next step was to build that statewide organization through acquisition, leveraging the cost of the centralized environment.

There have also been questions as to why our shareholders are receiving cash while Ozaukee Bank shareholders will be receiving stock.  While we were not a party to any discussions relating to this issue, we believe the reason for this difference is the level of insider ownership at Ozaukee Bank compared to Merchants.  We understand that the board, management team and employees of Ozaukee Bank own a relatively large percentage of the total shares outstanding compared to the relatively small percentage owned by our board, management team and employees.

In addition, two factors in our estimation and that of our advisors, favor a cash transaction. First, the possibility of a future increase in the income tax rate applicable to capital gains and second, stock transactions expose our shareholders to a possible deterioration of value after the sale.

If you receive questions or concerns from shareholders not covered in this letter, please feel free to call me at (414) 425-5334.

/s/ Michael J. Murry

Michael J. Murry

ADDITIONAL INFORMATION AND WHERE TO FIND IT

IN CONNECTION WITH THE PROPOSED ACQUISITION OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. BY HARRIS, MERCHANTS AND MANUFACTURERS WILL PREPARE A PROXY STATEMENT TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC).  WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS.  BEFORE MAKING ANY VOTING DECISION, MERCHANTS AND MANUFACTURERS’ SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE ACQUISITION CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.  MERCHANTS AND MANUFACTURERS’ SHAREHOLDERS WILL BE ABLE TO OBTAIN, WITHOUT CHARGE, A COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC FROM THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  MERCHANTS AND MANUFACTURERS’ SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN, WITHOUT CHARGE, A COPY OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS (WHEN AVAILABLE) BY DIRECTING A REQUEST BY MAIL OR TELEPHONE TO JOHN KRAWCZYK, ESQ., EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., 5445 WESTRIDGE DRIVE, NEW BERLIN, WI  53151, OR TELEPHONE:  262-827-6700, OR FROM MERCHANTS AND MANUFACTURERS WEBSITE, HTTP://WWW.MMBANCORP.COM.

Participants in the Solicitation

Merchants and Manufacturers, its directors and officers and directors of its subsidiaries may be deemed to be participants in the solicitation of proxies from Merchants and Manufacturers shareholders with respect to the acquisition.  Shareholders may obtain additional information regarding the interests of such directors and executive officers in the acquisition, which may be different than those of Merchants and Manufacturers shareholders generally, by reading the proxy statement and other relevant documents regarding the acquisition, when filed with the SEC.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This letter includes forward-looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of Merchants and Manufacturers.

However, by their nature these forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not be achieved.  Merchants and Manufacturers cautions readers of this letter not to place undue reliance on these forward-looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, the satisfaction of acquisition closing conditions; regulatory approval and Merchants and Manufacturers shareholder approval of the acquisition; the actual closing of the acquisition; and others discussed in Merchants and Manufacturers’ filings with the Securities and Exchange Commission.